ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)
1.  Name of corporation:

HASHINGSPACE CORPORATION

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
OF
SERIES A PREFERRED STOCK
OF
HASHINGSPACE CORPORATION

1. Designation.  The designation of the series of preferred stock created hereby shall be "Series A Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be 600,000 shares, par value $0.001 per share.

(balance attached)

3.  Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)
4.   Signature: (required)

X /s/ Timothy M. Roberts
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 3-6-09

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
OF
SERIES A PREFERRED STOCK
OF
HASHINGSPACE CORPORATION

(Continued)

________________
Pursuant to Section 178.1955 of the
 Nevada Revised Statutes

2. Rank. The Series A shall, with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank junior to the corporation's common stock, par value $0.001 per share, (the "Common Stock") but senior to any additional series of preferred stock which may in the future be issued by the Corporation and are designated in the amendment to the Articles of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Series A with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation. Any shares of the Corporation's Capital Stock which are senior to the Series A with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as "Senior Liquidation Shares."
3. Dividends. The holders of the Series A are not entitled to receive any dividends.
4. Voting Rights.  Except as otherwise expressly provided herein, or as required by law, the Holders shall be entitled to vote on all matters to which holders of the Corporation's capital stock have the right to vote at the rate of Two Hundred Fifty (250) votes per share of Series A held by such Holder.  Except as set forth herein or as required by law, the Holders of the Shares of Series A and holders of shares of the Corporation's Common Stock shall vote together as a single class on all matters brought before the Corporation.
5. Restrictions and Limitations.
So long as any Series A remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the outstanding Series A, voting together as a single class:
(i)            alter, modify or amend (whether by merger or otherwise) the terms of the Series A in any way;

(ii)            create (whether by merger or otherwise) any new series or class of Capital Stock ranking pari passu with or having a preference over the Series A as to voting;

(iii)            increase (whether by merger or otherwise) the authorized number of shares of the Series A;

(iv)            enter into any definitive agreement or commitment with respect to any of the foregoing; or

In the event that the Holders of at least a majority of the outstanding Series A agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series A pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the Preferred Shares then outstanding.
6. Other Rights. Except as provided by law, the Series A shall not have any designation preferences, or relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, other than as set forth herein.
7. Notices. Any notice required to be given to holder of shares of the Series A shall be deemed given upon deposit in the United States mail, postage paid, addressed to such holders of record at his address on the books of the Corporation, or upon personal delivery at the aforementioned address.

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